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                                                                   Exhibit 23.3


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Employee Solutions, Inc., of our report dated September 24, 1996 relating to the combined balance sheets of Leaseway Personnel Corp. and Leaseway Administrative Personnel, Inc. as of December 31, 1995 and 1994 and the related combined statements of earnings and cash flows for each of the three years in the period ended December 31, 1995 appearing in the Current Report on Form 8-K of Employee Solutions, Inc. dated August 1, 1996 (as amended by Amendment No. 1 on October 10, 1996).

We also consent to the reference to us under the heading "Experts" in such prospectus.



/s/ Deloitte & Touche LLP
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Philadelphia, Pennsylvania
October 28, 1997